Exhibit 99.1

NEWAGE CLOSES ACQUISITION OF

JAPAN-BASED ALIVEN, INC.

-	Expected to add over $20 million in annual revenue and more than
$3 million in annual EBITDA to one of NewAge’s core global markets

DENVER, COLORADO, June 3, 2021 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based organic and healthy products company intending to become the world’s leading social selling and distribution company today announced that it acquired the business of Japan-based Aliven, Inc., which is expected to add over $20 million in net revenue and more than $3 million in annual EBITDA to one of NewAge’s largest core global markets.

Established 15 years ago, Aliven, Inc. is one of the Japan’s most well-respected companies in the industry and sells a portfolio of differentiated healthy products including Skin Care Products infused with cultured stem cells, Nutritional Products, and their patented Invel® Far-Infrared Technology Products that were demonstrated in human trials to stimulate nitric oxide production for increased blood flow and muscle recovery and reduction of localized pain.

Aliven is anticipated to bring over $20 million in annualized net revenue and more than $3 million in annual EBITDA to NewAge. In addition to the expected top and bottom line contributions, Aliven has more than 100,000 customers and independent representatives to add to the group of talented and dedicated leaders at NewAge.

NewAge issued approximately 1 million shares of NewAge common stock in consideration for the assets of Aliven. Full details of the final asset purchase agreement are included in the Company’s Current Report on Form 8-K filed on June 3, 2021.

“We believe the acquisition and integration of Aliven will be a perfect strategic fit with our current business in Japan,” commented Joseph Wadsworth, NewAge Japan President. “We will immediately begin to fully integrate Aliven into NewAge and believe this will aid in the acceleration of our sales and profit growth in this large and long-term important region for NewAge.”

Wadsworth continued, “Further bolstering our Japan business will be Yasuyuki Oi, President of Aliven, adding significant senior leadership strength to the Japan executive team, where he will contribute his talent and experience to growing sales and strengthening government relations. This acquisition is the next step in our ongoing strategy to make NewAge the preeminent social seller and direct-to-consumer marketer in Japan, and further evidence of our long-term commitment winning in this globally important market.”

About NewAge, Inc.

NewAge is a purpose-driven firm intending to become the world’s leading social selling and distribution company. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct route-to-market system. The company competes in three major category platforms including health and wellness, healthy appearance, and nutritional performance and leads a network of more than 400,000 exclusive independent distributors and Brand Partners around the world.

The Company operates the websites NewAge.com, Noninewage.com, Ariix.com, Mavie.com, Thelimucompany.com, Zennoa.com and a number of other individual brand websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, and financial condition. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Riley Timmer

Vice President, Investor Relations

Tel: 1-801-870-8685

Riley_Timmer@NewAge.com